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Exhibit 99.1

SEMCO ENERGY
28470 13 Mile Road Suite 300
Farmington Hills, MI 48334

Analysts Contact: Thomas Connelly
Director of Investor Relations

Media Contact: Laurie Ownes
Director of Customer Service
Phone: 810-987-2200 Ext. 2023

SEMCO ENERGY ANNOUNCES EXTENSION
OF SENIOR NOTES EXCHANGE OFFER

        Farmington Hills, MI, February 27, 2004—SEMCO ENERGY, INC. ("SEMCO") (NYSE: SEN) today announced the extension of its offer to exchange (the "Exchange Offer") an aggregate principal amount of $50,000,000 of its outstanding 7 3/4% Senior Notes due 2013 (the "Old Notes") that were issued on December 17, 2003 for new 7 3/4% Senior Notes due 2013 (the "Exchange Notes") that have been registered under the Securities Act of 1933, as amended.

        The current Exchange Offer, scheduled to expire at 5:00 p.m. EST on February 26, 2004, has been extended until 5:00 p.m. EST on March 2, 2004. Tenders with respect to approximately $49,500,000 aggregate principal amount of the Old Notes, which represents 99% of the total outstanding principal amount of the Old Notes, have been received to date.

        This announcement is not an offer to exchange, or a solicitation of an offer to exchange, with respect to the Old Notes. The Exchange Offer is being made solely by a prospectus, dated January 22, 2004 (the "Prospectus"), and the Exchange Offer, as extended hereby, remains subject to the terms and conditions stated therein.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. A registration statement relating to these securities was filed and has been previously declared effective by the Securities and Exchange Commissions (the "SEC"). The Prospectus was filed by SEMCO with the SEC and is available on the SEC's web site at www.sec.gov. The Prospectus may also be obtained from SEMCO by writing c/o Corporate Secretary, 28470 13 Mile Road, Suite 300, Farmington Hills, Michigan 48334, or by calling (248) 702-6000.

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        SEMCO ENERGY, Inc. distributes natural gas to approximately 391,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It owns and operates businesses involved in natural gas pipeline construction services, propane distribution, intrastate pipelines and natural gas storage in various regions of the United States. In addition, it provides information technology and outsourcing services, specializing in the mid-range computer market.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections of SEMCO Energy, Inc. and its subsidiaries (the "Company"). Statements that are not historical facts, including without limitation statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," estimate," "anticipate," "believe" or "continue" or the negatives of these terms or variations of them or similar terminology. These statements are subject to potential risks and uncertainties and, therefore, actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

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  Exhibit 99.1
SEMCO ENERGY ANNOUNCES EXTENSION OF SENIOR NOTES EXCHANGE OFFER